Exhibit 4.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

Marathon Petroleum Logistics Operations LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is hereby changed to MPLX Operations LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the

15th                 day of May                , A.D. 2012        .

By:	/s/ Lori A. Coon
(Authorized Person)

Name:	Lori A. Coon
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